UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): August 11, 2023

SilverBow Resources, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

920 Memorial City Way, Suite 850

Houston, Texas 77024

(Address of principal executive offices)

(281) 874-2700

(Registrant’s telephone number)

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SBOW	New York Stock Exchange
Preferred Stock Purchase Rights	None	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 11, 2023, SilverBow Resources, Inc. (the “Company”) and its operating subsidiary, SilverBow Resources Operating, LLC (“SilverBow Operating” and, together with the Company, the “SilverBow Parties”), entered into a purchase and sale agreement (the “Purchase Agreement”) with Chesapeake Exploration, L.L.C., Chesapeake Operating, L.L.C., Chesapeake Energy Marketing, L.L.C. and Chesapeake Royalty, L.L.C. (the “Chesapeake Sellers”), pursuant to which SilverBow Operating will acquire Chesapeake Energy Corporation’s oil and gas assets in South Texas (the “Chesapeake South Texas Assets”) for a purchase price of $700 million, comprised of a $650 million upfront cash payment due at closing and an additional $50 million deferred cash payment due on the first anniversary of the closing, subject to customary adjustments (the “Chesapeake Transaction”). The Chesapeake Sellers may also receive up to $50 million in additional contingent cash consideration based on future commodity prices.

The Purchase Agreement contains certain termination rights, including, but not limited to, each party’s right to terminate the Purchase Agreement in the event a material breach by the other party has occurred and is not waived on or before September 25, 2023, and in any event if the Chesapeake Transaction has not been consummated on or before November 24, 2023; provided that such date may be automatically extended for an additional 15 days in the event certain approvals and consents have not been obtained by such date.

The Chesapeake Transaction has an effective date of February 1, 2023, and is expected to close by year-end 2023, subject to satisfaction or waiver of certain customary closing conditions, including the accuracy of the representations and warranties of each party, compliance by each party in all material respects with its covenants and the satisfaction of certain consent requirements. The Chesapeake Transaction is expected to be funded with cash on hand, borrowings under the Company’s First Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 19, 2017, and amended as of June 22, 2022 (the “Credit Facility”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the Company’s amended second lien notes (“Second Lien Notes”) led by EIG. In conjunction with the Chesapeake Transaction, the Company has secured $425 million of incremental commitments under its Credit Facility from existing and new lenders, which, subject to the closing of the Chesapeake Transaction, will increase lender commitments under the Credit Facility to $1.2 billion, and the Second Lien Notes will be upsized by $350 million, which, subject to the closing of the Chesapeake Transaction, will increase lender commitments under the Second Lien Notes to $500 million and extend the maturity date for the Second Lien Notes to December 15, 2028.

The foregoing descriptions of the Purchase Agreement and the Chesapeake Transaction do not purport to be complete and are subject to and qualified in their entirety by reference to the copy of the Purchase Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure

On August 14, 2023, the Company issued a press release regarding the Chesapeake Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Also on August 14, 2023, the Company posted a corporate presentation on the Chesapeake Transaction to its website at www.sbow.com, which the Company may use from time to time in communications or conferences. A copy of the corporate presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished under this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Purchase and Sale Agreement, dated August 11, 2023, between SilverBow Resources Operating, LLC and Chesapeake Exploration, L.L.C., Chesapeake Operating, L.L.C., Chesapeake Energy Marketing, L.L.C. and Chesapeake Royalty, L.L.C.

99.1	SilverBow Resources, Inc. Press Release Dated August 14, 2023

99.2	SilverBow Resources, Inc. August 2023 Corporate Presentation

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2023

SilverBow Resources, Inc.

	By:	/s/ Christopher M. Abundis
Christopher M. Abundis
Executive Vice President, Chief Financial Officer and General Counsel